STRICTLY PRIVATE AND CONFIDENTIAL – DO NOT DISTRIBUTE

NON-BINDING TERM SHEET FOR TWO AND HALF MILLION DOLLAR ($2,500,000) EQUITY LINE

Issuer: Igen Networks Corp. (the "**Company**") Ticker IGEN

Investor: Crown Bridge Partners, LLC, a New York limited liability company (the "**Investor**")

Structure of Transaction: The Investor will provide an equity line of up to $2,500,000 to the Company, pursuant to which the Company has the right, but not the obligation, during the Commitment Period (as defined below), to issue a notice to the Investor (each a "Drawdown Notice") which shall specify the amount of registered shares of common stock of the Company (the "Shares") that the Company elects to sell to the Investor, from time to time, up to an aggregate amount equal to $2,500,000 (the "Transaction").

The put amount in each Drawdown Notice shall not be less than $5,000 of the Company's common stock ("Common Stock), based on the Initial Pricing (as defined below). The Initial Pricing per share shall mean (i) 80% of the lowest traded price of the Common Stock during the ~~Fifteen (15)~~ Thirteen (13) trading days NC immediately prior to the date of the respective Drawdown Notice (the "Initial Pricing Period").

The put amount in each Drawdown Notice shall not exceed the lesser of (i) $175,000 or (ii) 200% of the Average Daily Traded Value of the Common Stock during the respective Initial Pricing Period. The Average Daily Traded Value shall mean the average trading volume of the Common Stock during respective Initial Pricing Period multiplied by the lowest traded price of the Common Stock during the respective Initial Pricing Period.

The Valuation Period shall mean the period of five (5) trading days immediately following the clearing date associated with the respective Drawdown Notice. The Purchase Price per share shall mean 80% of the lowest traded price of the Common Stock during the Valuation Period. The Investor shall deliver the aggregate respective Purchase Price within three (3) business days after the end of the respective Valuation Period.

Within 45 days after the full execution of the equity line purchase agreement, the Company shall file a S-1 registration statement with the SEC (the "S-1 Registration Statement"), pursuant to which the Shares underlying this equity line shall be registered. The commitment period shall commence on the effective date of the S-1 Registration Statement, and shall end on the earlier of (i) the date in which the drawdowns issued by the Company to the Investor, in the aggregate, total $2,500,000, (ii) at such time as the S-1 Registration Statement is no longer effective, or (iii) 36 months after the initial effectiveness of the S-1 Registration Statement (the "Commitment Period"). The transaction documents shall contain customary terms, covenants, remedies, representations, warranties, and put conditions.

Commitment Shares: The Company shall, upon full execution of the equity line purchase agreement, issue 8,00,000 shares (which will be included in the S-1) to Crown Bridge Partners, LLC.

No Short Sales: The Investor agrees that it will not engage in any short sales of the Common Stock of the Company from the date of this Term Sheet through the end of

	the Commitment Period.
<u>Use of Proceeds</u>:	The proceeds from the investment are intended to finance the Company's working capital requirements and general corporate purposes, subject to the terms of the S-1 Registration Statement.
<u>Confidentiality</u>:	The Investor and the Company agree that this term sheet and the fact that the Company is considering a potential investment by the Investor in the Company will in the meantime be kept strictly confidential by the parties and, save as required by applicable law or pursuant to any applicable requirement of any governmental, official or regulatory body, may not be disclosed to any persons other than the professional advisers of the respective parties. No press release shall be disseminated by Company until the full execution of the definitive equity line purchase agreement by the Investor and Company.
<u>Announcements</u>:	No party will, without the consent of the others, disclose to anyone (other than their professional advisers) that negotiations are taking place in relation to an investment in the Company, except where such announcement or disclosure is required by law or a governmental or regulatory body (in which case each party will consult with the others as to any required disclosure).
<u>Applicable Law and Jurisdiction</u>:	This term sheet (the "Term Sheet") (and any dispute or claim relating to it or its subject matter (including non-contractual claims)) shall be governed and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof.
<u>Exclusion of Representations</u>:	By signing this Term Sheet, the parties acknowledge that they have not relied on any representation or warranty on the part of the Company or entered into any other agreement in connection with the proposed investment in the Company by the Investor, and no representations or warranties have be given on the part of the Company in relation to the Company or the Transaction except any warranties given in any definitive and legally Documents to be entered into with the Investor in relation to the Transaction.
<u>Rights of Third Parties</u>:	No person who is not expressly stated to be a party to this Term Sheet will have any right to enforce any of its provisions.

This Term Sheet is intended to obtain an indication of interest for discussion purposes only, and is not an offer for the purchase or sale of the Common Stock. We look forward to working with you to complete the Transaction successfully and expeditiously. If the foregoing correctly sets forth your understanding, please evidence your agreement to this Term Sheet by executing a copy of this Term Sheet on the subsequent page.

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Acknowledged and agreed:

INVESTOR	**COMPANY**
CROWN BRIDGE PARTNERS, LLC	IGEN NETWORKS CORP. (the "**Company**")
By:____________________	By:____________________
Name: ____________________	Name: Neil G Chan
Title: ____________________	Title: Chief Executive Officer